Exhibit 99.2

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus Rebecca Squires (650) 962-4126 publicrelations@conceptus.com

CONCEPTUS PROVIDES 2006 FINANCIAL GUIDANCE

MOUNTAIN VIEW, Calif. (February 15, 2006) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control system, today provided financial guidance for 2006, as follows:

•                  Net sales are expected to be $33.0 million to $35.0 million for 2006, up 56% to 65%, compared with 2005 net sales of $21.2 million.

•                  Gross margins are expected to be 68% to 70% for 2006, compared with 2005 gross margin of 60.3%. The Company anticipates that gross margins will improve throughout the year due to lower per-unit costs on higher volume and design improvements, as well as the price increase that was effective mid-January 2006.

•                  Operating expenses are anticipated to be $41.0 million to $42.0 million for 2006, excluding the SFAS 123(R) non-cash expense for stock based compensation. This compares with operating expenses of $35.5 million for 2005. Conceptus continues to hire additional sales professionals, and expects to have at least 65 sales representatives by year-end 2006, compared with 41 at year-end 2005. The Company also is planning higher expenditures during 2006 to support patient awareness and product development, which will be partially offset by an expected decline in expenses associated with Sarbanes-Oxley compliance.

•                  The net loss before the application of SFAS 123(R) is expected to be $16.8 million to $17.3 million for 2006. This compares with a net loss of $21.8 million for 2005. Based on expected weighted average shares outstanding of 29.0 million, the net loss would be $0.58 to $0.60 per share.

•                  Conceptus anticipates that first quarter 2006 net sales will grow moderately over the fourth quarter of 2005 to a range of $7.2 million to $7.4 million, reflecting the typical revenue pattern in the medical device industry. In addition, the Company expects increased expenses across all categories, resulting in a net loss for the 2006 first quarter of $5.0 million to $5.2 million, or $0.17 to $0.18 per share, excluding SFAS 123R.

“During 2006 our focus will be on growing net sales through three primary strategies,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “First, we are continuing to increase the number of sales representatives in order to provide even greater depth of physician coverage, which we expect will increase physician utilization and the number of physicians performing the Essure procedure in the office setting. Second, we will provide new programs aimed at increasing patient awareness of the Essure procedure, such as cooperative advertising with physicians and internet marketing. And third, in the area of reimbursement, we intend to pursue favorable coverage decisions from the relatively few remaining payers without coverage, complete the implementation of the CPT code into the systems of those payers that have given a coverage decision, and continue to work for more uniform in-office reimbursement for the Essure procedure among Medicaid and private payers.

“With gross margin improvements and appropriate operating expenditures, particularly those areas that will drive net sales, we will continue to reduce our net loss in 2006 while moving towards positive cash flow from operations, which is expected in the first half of 2007,” Mr. Sieczkarek concluded.

The Company’s guidance provided herein should be considered valid only as of the date of this press release and the Company assumes no responsibility for providing updates until the next earnings release.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up. The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding net sales growth, increases in gross margins, expense levels, the hiring of additional sales personnel, physician utilization and the performance of the Essure procedure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.